UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                Intellicall, Inc.
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             (Exact name of registrant as specified in its charter)

          Delaware                                            75-1993841
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 (State of incorporation or organization)  (I.R.S. Employee Identification No.)


2155 Chenault, Suite 410, Carrollton, Texas                    75006
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  (Address of principal executive offices)                  (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:


       Title of each class                    Name of each exchange on which
       to be so registered                      each class is to be registered

Common Stock, $0.01 par value                  American Stock Exchange
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If this Form relates to the  registration  of a class of debt  securities and is effective upon filing pursuant to General Instruction A.(C)(2), please check the following box. o

If this Form relates to the registration of a class of debt securities and it to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(C)(2), please check the following box. o

Securities to be registered pursuant to Section 12(g) of the Act.

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                                (Title of class)

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                                (Title of class)


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

       Holders of Common Stock of the Company are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. An affirmative vote of the holders of the majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote, generally is required to approve a proposal submitted to the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of the holders of any class or series of Preferred Stock

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that may then be issued and  outstanding.  Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company that may be available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of the holders of any class or series of Preferred Stock that may be issued and outstanding at such time. Holders of Common Stock have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue.

Item 2.  Exhibits

      None.




                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     (Registrant) -------------------------------------------------------------
                     /s/ John J. McDonald, Jr.

Date              June 21, 1999
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By    John J. McDonald, Jr. - President and Chief Executive Officer
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       *Print the name and title of the signing officer under his signature.
























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